Exhibit 99.2

CyberOptics Issues Preliminary Fourth Quarter 2013 Operating Results and 2014 Outlook
Announces Appointment of Dr. Subodh Kulkarni as Chief Executive Officer

Fourth Quarter Sales of $8.2-$8.6 Million Significantly Exceed Year-Earlier Level

Minneapolis, MN—January 13, 2014—CyberOptics Corporation (Nasdaq: CYBE) today reported that it expects to report sales of $8.2 to $8.6 million for the fourth quarter of 2013 ended December 31, exceeding the previously issued sales guidance of $7.0 to $8.0 million for this period due primarily to above-plan sales of SMT inspection systems. Sales in the fourth quarter of 2012 totaled $5.8 million.

The company anticipates a fourth quarter operating loss of $2.2 to $2.7 million, which includes a restructuring charge of approximately $1.0 million, primarily related to the workforce reduction announced in November. The company ended 2013 with approximately $23.0 million of cash and marketable securities and completed its previously announced $3.0 million share repurchase during the fourth quarter of 2013.

CyberOptics also announced that its board of directors has completed interviews and has appointed Dr. Subodh Kulkarni as its Chief Executive Officer and President effective as of the February 1, 2014 retirement of Kathleen Iverson. Dr. Kulkarni, a PhD in Chemical Engineering and the former Chief Technology Officer and Senior Vice President of the OEM/Emerging Business of Imation Corp., has been a member of the CyberOptics Board since 2009 and Executive Chairman since September 2013. He had earlier agreed to accept the role as interim CEO when Ms. Iverson announced her retirement, but has now agreed to lead the company on a more permanent basis.

“The level of my enthusiasm for the prospects of CyberOptics has increased exponentially with my increased involvement” said Dr. Kulkarni. “With a long established position in the SMT inspection market, and exciting new technology on the horizon, I look forward to bringing positive news as the year unfolds. We are forecasting double-digit sales growth in 2014 and 2015, and the positive sales outlook, combined with lower operating expenses, should result in a reduced operating loss for the coming year.”

CyberOptics will issue final, audited operating results for the fourth quarter and full-year 2013 during the week of February 24, 2014.

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. The Company is repositioning itself as a developer and manufacturer of high-precision, proprietary 3D sensors for the electronics and general metrology markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; expectations regarding revenue, profit or loss for the balance of 2013, 2014 and 2015; success of 3D technology initiatives; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415